EXHIBIT 5.1

ArentFox Schiff LLP
1717 K Street NW
Washington, DC 20006

202.857.6000	MAIN
202.857.6395	FAX

afslaw.com

October 9, 2023

iCoreConnect, Inc.

529 Crown Point Road, Suite 250

Ocoee, Florida 34761

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to iCoreConnect, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to:

(a) the issuance of up to 6,037,500 shares of the Company’s Series A preferred stock, $0.0001 par value per share (“Series A Preferred Stock”) upon the exercise of public warrants (the “Public Warrants”) and up to 30,187,500 shares of the Company’s common stock, $0.0001 par value per share (“common stock”) issuable upon the conversion of the Series A Preferred Stock into shares of common stock; and

(b) the resale of Series A Preferred Stock, common stock, and certain warrants held by certain stockholders and/or warrantholders of the Company as follows:

(i) the resale of up to 1,600,000 shares of common stock by Arena Business Solutions Global SPC II, Ltd. on behalf of and for the account of Segregated Portfolio #8 – SPC #8 (“Arena”);

(ii) the resale of: (A) up to 1,175,403 shares of Series A Preferred Stock issued to RiverNorth SPAC Arbitrage Fund, L.P.; and (B) up to 1,175,403 shares of common stock issuable upon the conversion of the Series A Preferred Stock into shares of common stock;

(iii) the resale of: (A) up to 4,950,000 shares of Series A Preferred Stock that are issuable: (1) upon the exercise of private placement warrants to purchase 3,950,000 shares of Series A Preferred Stock with an exercise price of $11.50 per share (the “$11.50 Private Placement Warrants”), and (2) upon the exercise of private placement warrants to purchase 1,000,000 shares of Series A Preferred Stock with an exercise price of $15.00 per share (the “$15.00 Private Placement Warrants” and collectively with the $11.50 Private Placement Warrants, the “Private Placement Warrants”) purchased at a price of $0.10 per $15.00 Private Placement Warrant, originally issued in a private placement to FG Merger Investors LLC, a Delaware limited liability company (the “Sponsor”); (B) the 4,950,000 Private Placement Warrants; and (C) up to 24,750,000 shares of our common stock issuable upon the conversion of the Series A Preferred Stock underlying the Private Placement Warrants;

(iv) the resale of: (A) up to 84,500 shares of Series A Preferred Stock and 63,375 $11.50 Private Placement Warrants (and the Series A Preferred Stock underlying the $11.50 Private Placement Warrants) acquired by certain of the selling securityholders in connection with the conversion of outstanding loans in principal amount of $845,000 at a conversion price of $10.00 per share of Series A Preferred Stock and three-quarters of a $11.50 Private Placement Warrant; and (B) up to 739,375 shares of common stock issuable upon the conversion of the Series A Preferred Stock (including the Series A Preferred Stock underlying the $11.50 Private Placement Warrants) into shares of common stock;

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(v) the resale of: (A) up to 2,012,500 shares of Series A Preferred Stock originally issued in a private placement to the Sponsor held by certain selling securityholders; and (B) up to 10,062,500 shares of common stock issuable upon the conversion of the Series A Preferred Stock into shares of common stock;

(vi) the resale of: (A) up to 40,250 shares of Series A Preferred Stock and 30,188 $11.50 Private Placement Warrants (and the Series A Preferred Stock underlying the $11.50 Private Placement Warrants) and 600,000 $2.00 Private Placement Warrants issued as compensation (without the payment of any additional cash consideration) to ThinkEquity, LLC; and (B) up to 3,352,190 shares of common stock issuable upon the conversion of the Series A Preferred Stock (including the Series A Preferred Stock underlying the $11.50 Private Placement Warrants and $2.00 Private Placement Warrants) into shares of common stock; and

(vii) the resale of: (A) up to 55,000 shares of Series A Preferred Stock and 41,250 $11.50 Private Placement Warrants (and the Series A Preferred Stock underlying the $11.50 Private Placement Warrants) purchased by the Sponsor; and (B) up to 481,250 shares of common stock issuable upon the conversion of the Series A Preferred Stock (including the Series A Preferred Stock underlying the $11.50 Private Placement Warrants) into shares of common stock.

In connection with our opinion, we have examined the Registration Statement, including the exhibits thereto, the Public Warrants, the Private Placement Warrants, the Public Warrant Agreement by and between the Company and Continental Stock Transfer & Trust Company, dated February 25, 2022, as amended (the “Public Warrant Agreement”), the Private Warrant Agreement by and between the Company and Continental Stock Transfer & Trust Company, dated February 25, 2022, as amended (the “Private Warrant Agreement”), and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for the purposes of this opinion. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the legal capacity of all natural persons. As to matters of fact material to our opinions in this letter, we have relied on certificates and statements from officers and other employees of the Company, public officials and other appropriate persons.

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that:

1. The shares of Series A Preferred Stok and/or common stock initially issuable upon exercise of the Public Warrants when issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Public Warrants and the Public Warrant Agreement, will have been duly authorized by all necessary corporate action of the Company, and will be validly issued, fully paid and non-assessable;

2. The shares of Series A Preferred Stok and/or common stock initially issuable upon exercise of the Private Placement Warrants when issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Private Placement Warrants and the Private Warrant Agreement, will have been duly authorized by all necessary corporate action of the Company, and will be validly issued, fully paid and non-assessable; and

3. The Public Warrants and the Private Placement Warrants have been duly authorized and constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions set forth above are subject to the following qualifications:

A. The opinion expressed herein with respect to the legality, validity, binding nature and enforceability of the Public Warrants and the Private Placement Warrants is subject to (i) applicable laws relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors’ rights generally, whether now or hereafter in effect and (ii) general principles of equity, including, without limitation, concepts of materiality, laches, reasonableness, good faith and fair dealing and the principles regarding when injunctive or other equitable remedies will be available (regardless of whether considered in a proceeding at law or in equity).

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B. The foregoing opinions are limited to the General Corporation Law of the State of Delaware, including all Delaware statutes and all Delaware court decisions that affect the interpretation of such General Corporation Law, as of the date hereof.

The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in this opinion letter.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of this firm’s name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours, /s/ ArentFox Schiff LLP

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